Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Natural Health Trends Corp.
Dallas, Texas

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Natural Health Trends Corp. for the registration of 930,794 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 2014, with respect to the consolidated financial statements of Natural Health Trends Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Lane Gorman Trubitt, PLLC

Dallas, Texas
June 9, 2014